ARCHER INVESTMENT SERIES TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, ARCHER INVESTMENT SERIES TRUST, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is the Trustee of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints Troy C. Patton and C. Richard Ropka, as attorneys for him and in his name, place and stead, and in his office and capacity in the Trust, to execute and file any Amendment or Amendments to the Trust’s Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, the Trust has caused its name to be subscribed hereto by the President the 24th day of December, 2015.

/s/ Umberto Anastasi

Umberto Anastasi, Treasurer

STATE OF OHIO

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) ss:

COUNTY OF CUYAHOGA

)

Before me, a Notary Public, in and for said county and state, personally appeared Umberto Anastasi, Treasurer, who represented that he is duly authorized in the premises, and who is known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

      WITNESS my hand and official seal this 24th day of December 2015.

/s/ Gregory B. Getts

Notary Public

My commission expires: 11/13/2020